FORM 4
OMB Approval
OMB Number 3235-0362
Expires: February 1, 1994

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

__ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. (See Instructions)


1. Name and Address of Reporting Person:            Ludlum, Bonnie
                                                    3135 S.W. Mapp Road
                                                    Palm City, FL 34990


2. Issuer Name and Ticker or Trading Symbol:        Clements Golden Phoenix
                                                    Enterprises, Inc.

3. IRS or SSN of Reporting Person (Voluntary):

4. Statement for Month/Year                         October, 2000

5. If Amendment, Date of Original:

6. Relation of Reporting Person to Issuer           X Director
                                                    _ 10% owner
                                                    X Officer (Title): Secretary
                                                    _ Other (Specify)

        X Filed by One Reporting Person.
        _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security:                   Common Stock          Promissory Note

2. Transaction Date:                                          September 28, 2000

3. Transaction Code

4. Securities Acquired (A) or                                 A
Disposed (D):   Amount:
A or D:
Price:                                                        $50,000

5. Amount of Securities
   Beneficially owned at end
   of Month:                            1,000,000(1)          $50,000

6. Ownership Form:                      D                     D
Direct (D) or Indirect (I):

7. Nature of Indirect
Beneficial Ownership:

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

(1) This amount reflects two (2) forward splits on September 1, 2000 and October 10, 2000.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.  Title of Derivative Security:                                           N/A
2.  Conversion or Exercise Price of Derivative Security:
3.  Transaction Date (M/D/Y):
4.  Transaction Code:
                          V:
5.  Number of Derivative Securities Acquired (A) or Disposed of (D):
6.  Date Exercisable:
     Expiration Date:
7.  Title of Underlying Securities:
Amount or number of Shares:
8.  Price of Derivative Security:
9.  Number of Derivative Securities Beneficially Owned  at end of Month:
10. Ownership of Derivative Securities;
    (D) Direct or (I) Indirect:
11. Nature of Indirect Beneficial Ownership:

EXPLANATION OF RESPONSES:







/s/ Bonnie K. Ludlum                                      Date: October 7, 2000
---------------------------------------
Bonnie K. Ludlum


**Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).